Worthington Industries (Q2 2023 Earnings) December 21, 2022

Corporate Speakers:

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Marcus Rogier; Worthington Industries, Inc.; IR Officer & Treasurer
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Joseph Hayek; Worthington Industries, Inc.; VP & CFO
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Geoffrey Gilmore; Worthington Industries, Inc.; Executive VP & COO
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Andrew Rose; Worthington Industries, Inc.; President & CEO

Participants:

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Philip Gibbs; KeyBanc Capital Markets Inc.; Research Division, Director & Equity Research Analyst
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Katja Jancic; BMO Capital Markets Equity Research; Senior Associate
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John Tumazos; John Tumazos Very Independent Research, LLC; President and CEO

PRESENTATION

Operator^ Good morning. Welcome to the Worthington Industries Second Quarter Fiscal 2023 Earnings Conference Call. (Operator Instructions) This conference is being recorded at the request of Worthington Industries. If anyone objects, you may disconnect at this time. I'd now like to introduce Marcus Rogier, Treasurer and Investor Relations Officer. Mr. Rogier, you may begin.

Marcus Rogier^ Thank you, Chris. Good morning, everyone, and welcome to Worthington Industries’ second quarter fiscal 2023 earnings call. On our call today we have Andy Rose, Worthington's President and Chief Executive Officer; Joe Hayek, Worthington's Chief Financial Officer; and Geoff Gilmore, Worthington's Chief Operating Officer.

Before we get started I'd like to remind everyone that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act.

These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested. We issued our earnings release yesterday after the market close. Please refer to it for more detail on those factors that could cause actual results to differ materially.

Today's call is being recorded, and a replay will be made available later on our worthingtonindustries.com website. At this point, I will turn the call over to Joe to kick things off.

Joseph Hayek^ Thank you, Marcus. Good morning, everyone. I'll go over the consolidated results and provide some additional color on the Building Products, Consumer Products and Sustainable Energy Solutions businesses, and then Geoff Gilmore will go through Steel's results. Geoff, as many of you know, is our current Chief Operating Officer and will be the CEO of the Steel business when we complete the planned separation of our businesses.

In Q2, we reported earnings of $0.33 a share versus $2.15 a share in the prior year quarter. There were some unique items that impacted the quarterly results, including the following.

We incurred pre-tax expenses of $9 million or $0.14 a share related to the planned separation of our Steel Processing business, which we expect to complete by early calendar 2024. We will quantify those costs each quarter going forward until the contemplated separation is complete. We also recognized incremental expenses of $0.01 per share related to our recent acquisition of Level5 tools and the earnout associated with that acquisition.

And finally, we benefited by $0.04 a share due to restructuring gains associated with the divestiture of our WSP joint venture's last remaining Steel Processing facility. This compared to restructuring gains of $0.03 a share in the prior year quarter.

Excluding these unique items, we generated earnings of $0.44 a share in the current quarter compared to $2.12 a share in the prior year. In addition, in Q2, we had inventory holding losses estimated to be $53 million or $0.81 a share compared to inventory holding gains of $42 million or $0.61 a share in the prior year quarter, an unfavorable swing of $95 million, which is $1.42 a share.

Consolidated net sales in the quarter of $1.2 billion decreased 5% from the prior year, primarily due to the lower average selling prices in Steel Processing, combined with lower volumes, partially offset by the inclusion of Temple Steel.

Our gross profit for the quarter decreased to $106 million from $185 million in the prior year and gross margin was 9% versus 15%, primarily due to the swing from inventory holding gains to losses in Steel Processing.

Our adjusted EBITDA in Q2 was $64 million, down from $168 million in Q2 of last year, and our trailing 12-month adjusted EBITDA is now at $455 million.

With respect to cash flows and our balance sheet, cash flow from operations was $133 million in the quarter and free cash flow was $108 million. We've generated over $360 million in free cash flows in the last 12 months.

During the quarter, we invested $24 million on capital projects, paid $15 million in dividends, received $24 million in proceeds from asset sales and received $55 million in dividends from our unconsolidated JVs.

Like in Q1, the dividends we received from our unconsolidated JVs exceeded their equity earnings during the quarter as their working capital levels have normalized, allowing them to pay out earnings that were not distributed in the prior fiscal year.

Looking at our balance sheet and liquidity position. Funded debt at quarter end of $699 million decreased $7 million sequentially and interest expense was down $1 million also on a sequential basis.

We are operating with low leverage, and our net debt to trailing EBITDA leverage ratio is roughly 1.25x. We also have ample liquidity and ended Q2 with $130 million in cash and $675 million in availability under our revolving credit facilities. Yesterday, the Board declared a dividend of $0.31 per share for the quarter, which is payable in March of 2023.

We'll now spend a few minutes on each of the businesses. In Consumer Products, net sales in Q2 were $154 million, up 9% from $141 million in the prior year quarter. The increase was driven by higher average selling prices, which were partially offset by lower volumes. Adjusted EBIT for the consumer business was $13 million in the quarter and EBIT margin was just under 9% compared to $18 million and 12.5% last year.

There were two primary drivers for the decline in consumers' profitability. First, retail sales slowed, not materially, but it is clear that consumers are watching their discretionary spending. In addition, and more impactfully, our retail customers reduced their inventory levels during the quarter.

The result was a significant decline in customer orders, which led to lower volumes and lower fixed cost absorption. In addition, the quarter was negatively impacted by $1 million of expenses related to our acquisition of Level5, including the write-up of inventory to fair market value.

While the quarterly results for the consumer business were not as strong as we would have liked, that team continues to do an excellent job managing through a challenging environment. Additionally, we have started to see customer inventory levels stabilize, which, we believe will lead to more seasonally normal volumes going forward.

Building Products generated net sales of $142 million in Q2, up 17% from $121 million in the prior year quarter. The increase was driven by higher average selling prices, which were partially offset by slightly lower volumes.

Adjusted EBIT for Building Products was $41 million in the quarter and adjusted EBIT margin was 29% compared to $55 million and 45% in Q2 of last year. The decrease in EBIT and margin was primarily driven by lower equity earnings in our ClarkDietrich and WAVE joint ventures, which were down $11.4 million and $3.4 million, respectively, compared to very strong results in the prior year quarter.

This softness was partially offset by improvements in our wholly owned businesses, which saw operating income increase $1.4 million or 31% year-over-year due to higher average selling prices and a favorable product mix.

Similar to what we saw in Consumer, many of our product lines in Building Products saw customers decrease their orders due to higher-than-optimal inventory levels. In 2021 and early 2022, when supply chains were uncertain and tight, and demand from end users continued to grow, many of our customers ordered at or above their expected demand levels, and those same customers are now rationalizing their on-hand inventories while demand has moderated with the economy.

While the demand outlook is unique by end market and will be impacted by the broader economy, our team continues to execute at a very high level. And we believe that as customer inventory levels stabilize, we will see a return to more seasonally normal demand trends.

In Sustainable Energy Solutions, net sales in Q2 of $38 million were up 15% compared to $33 million in the prior year quarter due to increased volumes and higher average selling prices. The business generated adjusted EBITDA of $1 million in the current quarter, which was up slightly from the prior year, as the favorable impact of higher average selling prices was partially offset by higher production costs.

Despite a continued challenging operating environment in Europe, that team continues to do an excellent job executing. We remain very optimistic about the hydrogen and alt fuels ecosystems and our SES business. At this point, I will turn it over to Geoff.

Geoffrey Gilmore^ Thanks, Joe. In Steel Processing, net sales of $842 million were down 10% from $938 million in Q2 of last year, primarily due to lower average selling prices and lower volumes, which were partially offset by the inclusion of the Temple Steel acquisition.

Steel prices peaked in the latter half of 2021 at over $1,900 per ton, and recently, we're trading under $700 per ton. Our total shipped tons were down 13% compared to last year's second quarter, driven primarily by lower tolling volume with the mills and the exit of our consolidated JV, WSP.

Direct tons in Q2 were relatively flat compared to the prior year quarter and were 54% of the mix compared to 47% in the prior year quarter. From a demand perspective, we continue to see stability and signs of growth in automotive, but did experience some weakness in our construction end market demand, which has been impacted by the slowdown in both residential and nonresidential construction.

In Q2, Steel reported an adjusted EBIT loss of $17 million compared to a $72 million gain in the prior year quarter. The large year-over-year decrease was driven by lower direct spreads, which were negatively impacted by the inventory holding losses that Joe mentioned earlier, estimated to be $53 million in the quarter compared to $42 million last year, an unfavorable swing of $95 million.

Though steel prices have stabilized because of lag in price indices, we anticipate, we will see moderate inventory holding losses in Q3, which could approximate or be slightly lower than the loss we reported in Q3 of fiscal year 2022, which was $25 million.

It's been 1 year since we purchased Temple Steel, and it continues to prove to be an excellent addition to our Steel Processing business. The Temple leadership team is doing an outstanding job managing the business and executing on strategic initiatives to meet the growing demand for increased electrification in many of our markets.

Lastly, I am so proud of all of our teams as they remained focused on keeping our people safe and running efficient operations, all while doing an excellent job delivering for our customers. At this point, I will turn it over to Andy.

Andrew Rose^ Thank you, Geoff, and good morning, everyone. Our fiscal second quarter was somewhat challenging, driven by significant steel price declines and inventory destocking at several of our larger Consumer and Building Products customers that stockpiled product to offset supply chain challenges.

These short-term trends appear to be waning, and we are optimistic that this quarter represents a trough in earnings and we will enter calendar 2023 with some solid momentum. End market demand remained steady across most of our products and markets, despite the continued debate around where the economy is headed as a result of the Federal Reserve's continued rate hikes.

Higher rates will clearly impact some markets, but recall there's another $1.3 trillion of approved government investment spending from the Inflation Reduction Act, the CHIPS and Science Act and the Infrastructure Investment and Jobs Act underway. Some of this money will almost certainly benefit our various businesses, although the extent is hard to quantify.

I want to express my gratitude for our employees who continue to go above and beyond to deliver for our customers, despite the ebb and flow of input costs and supply chains. As evidence of our hard work, Worthington received three outstanding awards during the quarter.

Investors' Business Daily voted us as their top ESG Company of 2022. Newsweek named us to their list of America's most responsible companies for 2023 and Computerworld named us as the Best Place to Work in IT for 2023. All of these accomplishments reflect the strength and quality of our golden rule culture, and the hard work and dedication that our employees bring to work every day. Congratulations, and thank you.

Last quarter, we announced an exciting plan to separate our Steel Processing business into its own public company. We are calling this initiative Worthington 2024, with the goal of standing up two financially strong and strategically well-positioned companies to unleash their full potential.

Our team is working hard and we are on track to make that happen. Once complete, we will have a market-leading business in Consumer Products, Building Products and Sustainable Energy poised to capitalize on key trends in sustainability, technology, construction and outdoor living.

With higher margins and lower asset intensity, this business should benefit from premium sector multiples. Worthington Steel is and will continue to be a best-in-class steel processor with excellent growth opportunities in automotive light-weighting and electrical steel laminations, positioned to take advantage of fast-growing trends in electrification, sustainability and infrastructure spending.

In anticipation of the planned separation in early 2024, we have been strengthening our balance sheet by building cash so that both companies have financial flexibility to maximize their potential. We do not anticipate any material changes to our modest leverage and ample liquidity mindset for both companies, and we are likely to continue with similar capital allocation strategies once the planned separation is complete.

Both businesses will be run with our philosophy and Golden Rule Principles and utilize the Worthington business system of transformation, innovation and acquisitions to drive growth and shareholder value.

So while the quarter was challenging, primarily due to the rapid decline in steel prices, we are well capitalized and poised for a return to better results. Demand is solid, and when combined with our market strength and excellent teams, our future is bright. To all of our customers, suppliers, employees, shareholders and other stakeholders, I hope you share in our excitement for where we are headed. We'll now take any questions.

QUESTIONS AND ANSWERS

Operator^ (Operator Instructions) Our first question is from Phil Gibbs with KeyBanc Capital Markets.

Philip Gibbs^ Question firstly is just on seasonality. You pointed out that there was some sizable destocking in your recent quarter, notably in your Consumer businesses and then to some extent in construction.

I think the third quarter from a volume standpoint is typically a little lower than the November quarter, if I'm thinking about that correctly, or pretty in line with it. So you're saying relative to the second quarter, we should expect that those similar seasonal patterns should play out versus where you're at right now?

Joseph Hayek^ I think that's fair. I think some seasonality returns. And we do think that not 100%, but most of the destocking is done, and so, sequentially, we see a little bit of upside.

Philip Gibbs^ In terms of the seasonality being a little bit positive in the third quarter versus the second, okay.

Joseph Hayek^ Sorry. So seasonality is relatively flat. But consumers saw more destocking earlier. It'll -- Building Products might take a little more time because the seasonally normal growth there on the wholly-owned businesses certainly is more like March, April, May.

Philip Gibbs^ And then on the inventory swings, this past quarter you guys have called out a $50 million headwind, maybe a little bit more versus neutral.

And then the impact is going to be less than half of that in the next quarter? Did I hear, Geoff, correctly there?

Geoffrey Gilmore^ Yes, you heard me correctly, $53 million headwind this current quarter. And I think this quarter, probably very similar to what you saw last year, Q3, and that would be approximately $25 million. So half.

Philip Gibbs^ And then the last one, this is just around the separation cost this quarter, $9 million pre-tax -- I think $9 million, $10 million. Is that the level of spend we should see over the next three or four quarters? Does that taper up, does that taper down? Does that go up? And what are those costs largely covering right now?

Joseph Hayek^ I think, Phil, that's a reasonable estimate. I mean those costs are out-of-pocket, advisory fee, transaction-oriented fees. And we think those costs will be in the neighborhood, ultimately, and it will ebb and flow a little bit between now and the end of the potential separation.

But $35 million to $45 million there is a good range. And then there might be some other costs associated with things that will happen down the line in terms of software, et cetera. But those shouldn't be all that material in addition to those numbers I gave you.

Andrew Rose^ One cost, Phil, Joe didn't mention is, there may be some financing costs down the road, too, once we determine the capital structures of the various companies and how that might go forward.

Operator^ The next question is from Katja Jancic with BMO Capital Markets.

Katja Jancic^ First, can you talk a little bit about what -- how you see the margins developing and the non-steel processing business over the next quarter or 2, please?

Joseph Hayek^ So margin-wise, in the consumer products business, again, when you have destocking and you have volumes as low as they are, it's harder to outrun your fixed cost. And so I think it should be sequentially no worse, [slightly] better than it was in Q2 -- although in Q3 of last year. Although in Consumer Products, we had some -- we had different input costs for steel in particular. So probably won't be as high as they were in Q3 of last year. And then Building Products, it's really the same story when Andy talked about trough in terms of revenues.

It's going to be helpful there, just sort of seeing those things continuing to get a little bit more volume back. But we don't expect a V-shaped recovery by any means, but we do expect some sequential improvement in the Building Products space as well.

Katja Jancic^ And then, maybe quickly on the CapEx. I think you previously said it's going to be up 10% to 20% year-over-year. Does that still stand? Or can you provide an update on that?

Joseph Hayek^ Yes. We're halfway through the year. We're still trending around $100 million for the year.

Katja Jancic^ And then just lastly, on the separation, what are kind of the next steps we should expect from you? Or what will we see next?

Andrew Rose^ Yes. So we've actually made a lot of progress in the current quarter, really focused in two areas, current state analysis, and then starting to think about future state analysis for both companies.

Probably the next major step for us is to start to populate the teams of both companies. And so, that's likely there will be some announcements on that after the [first] of the year.

Joseph Hayek^ And just to add on one thing. We said early 2024, we're tracking to be at, or slightly ahead of that pace, so more to come.

Operator^ (Operator Instructions) The next question is from John Tumazos with John Tumazos Very Independent Research.

John Tumazos^ Could you describe the $99 million in assets held for sale?

Andrew Rose^ Yes, give us a second there, John. We're firing up the supercomputer.

John Tumazos^ While you're working on that one -- I see there's no buybacks for 2 straight quarters. Is there a legal restriction on buying back stock because of the separation? Or is there something another explanation?

Andrew Rose^ There was a legal restriction up until the point of announcement. As of today, we're under kind of normal trading windows. So there's no reason that we cannot be buying back stock.

I will tell you that we have consciously made a decision not to purchase stock at least up to this point because we wanted to build our cash balance in anticipation of making sure that both companies are very well capitalized and can get the best credit rating that they can achieve out of the gate.

I don't think that necessarily means we won't buy stock, but that's been our bias up to this point. I will also say that I think at quarter end, we had built upwards of $130 million of cash. We continue to build cash, and a lot of that is driven by the decline in steel prices as we replace higher-priced steel with lower priced steel, but also we continue to earn pretty good money. So that -- the combination of those 2 things is helping us build that cash.

Joseph Hayek^ And John, just to circle back to your first question, you scared us for a minute there. The assets held for sale, it's $5 million. I think you might be off one line on your printer there. It's $5 million. It's just a building that we have for sale.

John Tumazos^ Was the reason for the sale of the Worthington Specialty Products in Michigan that U.S. Steel shut Great Lakes, and at the Old Rouge Plant, they're running the [mill], but not the [hot strip mill]. So the sources of steel aren't the same.

Joseph Hayek^ That's not the reason for it, John. I mean we have a rigorous capital management program, and we're always looking at our businesses and do like they fit our strategic portfolio, is it something that we want to remain in long-term.

And that was a business we just didn't feel like fit the portfolio strategically any longer. So it seemed in the best interest of shareholders to sell that versus continuing to run it.

John Tumazos^ Looking at the on-balance sheet inventory accounts, the middle account for work in process inventory fell a great deal with steel prices as one would have expected. The raw materials account at $305 stayed very large and the finished product inventory at $190 stayed very large.

Should we assume that either you accumulated unfinished steel inventory this year because the price was cheap or else you didn't have enough a year ago? And that with the finished products, are the customers buying a little less quickly now with the economy slowing down? Or -- just give us a little flavor for the movements, or the lack of movements in the raw materials and finished inventory accounts.

Joseph Hayek^ Yes. So I think some of the answers to your question are embedded in your question. But the real sort of driver there on the raw side is we do have some seasonality, and you get ready and January tends to be a pretty big month on the Steel Processing side.

Steel prices were going up and then coming down and you're buying in different buckets. And then, on the finished goods side, John, what you had there is really in the -- more driven by the Consumer and the Building Products side of things.

I mean a year ago, we couldn't keep any inventory. We were -- had more orders than we could satisfy. And so, we were literally [sending] things out the door as soon as we could make them. And so inventories just have returned to more normal levels, especially, seasonally relative to where they were a year ago.

John Tumazos^ And I don't know what those advisors are charging you for $3 million a month. But it's a hell of a lot of money to tell you what you already know.

Joseph Hayek^ It is definitely an expensive process. But we're very happy with the teams that we have helping us, and we're really happy with our own teams and the work that we've done thus far.

John Tumazos^ I'm just glad I don't have any advice like that.

Operator^ (Operator Instructions) It appears that we have no further questions at this time. I'll turn it back to the presenters for any closing remarks.

Andrew Rose^ All right. Well, thanks, everyone, for joining us today. We wish everybody a Merry Christmas, a terrific holiday season and a Happy New Year. We'll talk to you in 2023. Thank you.

Operator^ Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.